Exhibit 99.01

Contact:

Meg McElroy, Shareholder Relations	301.366.4960
Deanne Eagle, Media Relations	917.837.5866
Susan Roush, Investor Relations	818.222.8330

NEURALSTEM COLLABORATOR TO PRESENT STROKE STUDY
RESULTS AT STEM CELL & REGENERATIVE MEDICINE CONFERENCE

ROCKVILLE, Maryland, September 7, 2010 – Neuralstem, Inc. (NYSE Amex: CUR) announced that Dr. Shinn-Zong Lin, Superintendent at China Medical University Hospital, will present results from a study entitled, “Intracerebral Implantation of Adherent Human Neural Stem Cells (or Neurals Progenitor Cells or "NPCs") to Reverse Motor Deficits in Chronic Stroke Rats,” at the Stem Cells USA & Regenerative Medical Conference in Philadelphia, PA, on September 14, 2010.

 “We are encouraged by Dr. Lin's findings with our stem cells, which represent a significant milestone for Neuralstem,” said Richard Garr, Neuralstem CEO and President. “Unlike our programs in ALS and chronic spinal cord injury, in which our cells are transplanted into the spinal cord, we will treat stroke-related movement disorders by direct transplantation into the brain. We are developing stroke clinical programs both in the U.S. and in Taiwan, and hope to start our first trial in 2011.”

The company also announced that CEO and President, Richard Garr, will take part in a panel at the conference with other industry leaders entitled, “IP Issues and Licensing Arrangements,” on September 14, 2010. The panel will discuss intellectual property patent law and licensing issues, as well as how to manage both IP issues and biotech licensing agreements.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in a Phase I safety clinical trial for Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease. The company is also targeting major central nervous system diseases in addition to ALS, including traumatic spinal cord injury, ischemic spastic paraplegia, and Huntington's disease. The company has also submitted an IND application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Through its proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions. The company plans to initiate clinical trials to treat Alzheimer's disease and major depression with its lead compound, as well as pursue additional indications, including traumatic brain injury, posttraumatic stress syndrome, stroke and schizophrenia.

For more information, please go to www.neuralstem.com

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2009, and in its quarterly report on Form 10-Q for the period ended June 30, 2010.

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